Exhibit 5.1

Assurant, Inc.

One Chase Manhattan Plaza

41st Floor

New York, New York 10005

March 11, 2010

Ladies and Gentlemen:

I have acted as corporate counsel for Assurant, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering $40 million of deferred compensation obligations that may be issued by the Company under the Amended and Restated Assurant Deferred Compensation Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

I have examined the Plan, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, records of proceedings of the Board of Directors of the Company deemed to be relevant to this opinion letter, the Registration Statement and other documents and agreements deemed necessary for purposes of expressing the opinion set forth herein. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion set forth herein.

This opinion letter is provided to the Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent. No other opinion may be implied or inferred beyond that which is expressly stated below.

Based on the foregoing, it is my opinion that the Company has been duly authorized to incur the deferred compensation obligations, and the deferred compensation obligations, when incurred in accordance with terms and conditions of the Plan, will be valid obligations of the Company to make payment to the holders thereof in accordance with the terms and conditions of the Plan.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Heidi S. DuBois
Heidi S. DuBois Vice President, Senior Counsel and Assistant Secretary